Exhibit 2.1
NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF THAT JURISDICTION

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION

FOR IMMEDIATE RELEASE

14 December 2020

RECOMMENDED CASH ACQUISITION

of

CODEMASTERS GROUP HOLDINGS PLC

by

CODEX GAMES LIMITED

an indirect subsidiary of

ELECTRONIC ARTS INC.

(to be implemented by way of a scheme of arrangement under Part 26 of the Companies Act 2006)

Summary

•The boards of Electronic Arts Inc. (“EA”) and Codemasters Group Holdings plc (“Codemasters”) are pleased to announce that they have reached agreement on the terms of a recommended cash acquisition by Codex Games Limited (“Bidco”), an indirect subsidiary of EA, of the entire issued and to be issued share capital of Codemasters (the “Acquisition”). It is intended that the Acquisition be implemented by way of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act (or, if Bidco so elects, with the consent of the Panel, an Offer).

•Under the terms of the Acquisition, Codemasters Shareholders will be entitled to receive:

for each Codemasters Share    604 pence in cash

•The terms of the Acquisition value Codemasters’ entire issued and to be issued share capital at approximately £945 million (US$1,248 million) on a fully diluted basis.

•The terms of the Acquisition represent a premium of approximately:

◦14.4 per cent. to the current value of 528 pence per Codemasters Share implied by the cash and share offer made by Take-Two for Codemasters announced on 10 November 2020 (the “Take-Two Offer”) (based on Take-Two’s closing price of US$190.21 and the exchange rate of US$1.32:£1 on 11 December 2020, being the last practicable date prior to the date of this Announcement);

◦72.6 per cent. to the Closing Price per Codemasters Share of 350 pence on 22 September 2020, being the date of Take-Two’s initial proposal to Codemasters;

◦55.7 per cent. to the volume weighted average price per Codemasters Share of 388 pence in the 90 days ending on the 5 November 2020 (being the day prior to media speculation of Take-Two’s possible interest in an offer for Codemasters); and

◦38.9 per cent. to the Closing Price per Codemasters Share of 435 pence on 5 November 2020 (being the day prior to media speculation of Take-Two’s possible interest in an offer for Codemasters).

•EA believes the combination of EA and Codemasters creates an opportunity to deliver further growth and success for Codemasters’ and EA’s popular and innovative franchises. In an industry where IP is deeply valuable, the union of EA and Codemasters will create a global leader in racing entertainment. Bringing together Codemasters’ critically-acclaimed sports and racing franchises Formula One, DiRT®, GRID® and Project Cars with EA’s global Need for Speed franchise, fan-favourite Real Racing mobile game and EA SPORTS brands, along with the combined expertise of the respective teams, will allow EA to innovate further and meaningfully increase the delivery of content and experiences that appeal to a growing, global audience for racing entertainment. Codemasters has deep creative talent and has produced high-quality racing games for many years, including the Formula One franchise that continues to deliver great entertainment for F1’s growing fan base. EA believes it can help accelerate Codemasters’ performance by leveraging EA’s deep genre expertise in live services operations, data science and game analytics, as well as access to EA’s central development and technology teams across an array of disciplines, including art and motion capture, quality verification, compliance and localisation. Additionally, EA’s global publishing, marketing and game development support capabilities will also expand the addressable market for Codemasters’ franchises. Ultimately, a combination of Codemasters and EA will enable EA to deliver a market-leading portfolio of creative and exciting racing games and content to more platforms and more players around the world.

•EA believes there is a compelling strategic and financial rationale for the Acquisition because it:

◦creates a global leader in racing entertainment experiences;

◦provides an opportunity to significantly grow the revenue of Codemasters’ high-quality racing titles by providing access to EA’s:
▪data science and analytics team;
▪global publishing and marketing resources;

▪live service expertise;
▪data and network security;
▪technology infrastructure; and
▪330 million-strong player network.

◦enables the Combined Group to deliver more racing experiences to fans, building momentum and presence with this important audience;

◦enables the cross-fertilisation of ideas, expertise and technology between the racing development teams of the Combined Group, accelerating development and innovation, and the identification and adoption of best practices;

◦delivers compelling financial benefits for the Combined Group. The Acquisition is expected to grow net bookings and underlying profitability; and

◦creates ongoing and expanded engagement opportunities for EA and Codemasters sports and racing games through EA’s industry-leading multi-platform subscription services.

•The Codemasters Directors, who have been so advised by Jefferies as to the financial terms of the Acquisition, consider the terms of the Acquisition to be fair and reasonable. In providing its advice to the Codemasters Directors, Jefferies has taken into account the commercial assessments of the Codemasters Directors. Jefferies is providing independent financial advice to the Codemasters Directors for the purposes of Rule 3 of the Code.

•Accordingly, the Codemasters Directors intend to recommend unanimously that Codemasters Shareholders vote in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the General Meeting (or, if the Acquisition is implemented as an Offer, to accept such Offer).

•In light of the Codemasters Directors’ intention to recommend the Acquisition by EA, the Codemasters Board has today announced that it has withdrawn its recommendation of the Take-Two Offer and that it proposes to adjourn the Codemasters shareholder meetings convened for 21 December 2020 to consider the Take-Two Offer.

•Commenting on the Acquisition, Andrew Wilson, Chief Executive Officer of EA, said:

“We believe there is a deeply compelling opportunity in bringing together Codemasters and EA to create amazing and innovative new racing games for fans. Our industry is growing, the racing category is growing, and together we will be positioned to lead in a new era of racing entertainment. We have admired Codemasters’ creative talent and high-quality games for many years. With the full leverage of EA’s technology, platform expertise, and global reach, this combination will allow us to grow our existing franchises and deliver more industry-defining racing experiences to a global fan base. We are pleased that both our Boards of Directors are recommending this transaction, and we look forward to welcoming such an exciting and talented team to the EA family.”

•Commenting on the Acquisition, Gerhard Florin, Chairman of Codemasters, said:

“Electronic Arts and Codemasters have a shared ambition to lead the video game racing category. The Board of Codemasters firmly believes the company would benefit from EA’s knowledge, resources and extensive global scale – both overall and specifically within the racing sector. We feel this union would provide an exciting and prosperous future for Codemasters, allowing our teams to create, launch and service bigger and better games to an extremely passionate audience.”

•If any dividend or other distribution is authorised, declared, made or paid in respect of Codemasters Shares on or after the date of this Announcement, Bidco reserves the right to reduce the offer consideration by the aggregate amount of such dividend or other distribution. If Bidco exercises this right to make such a reduction in respect of a dividend or distribution, Codemasters Shareholders will be entitled to receive and retain that dividend or other distribution.

•It is intended that the Acquisition will be implemented by way of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act (or, if Bidco so elects, with the consent of the Panel, an Offer). The Acquisition is conditional on, among other things: (i) the approval of Codemasters Shareholders at the Court Meeting and the passing of the resolutions by Codemasters Shareholders at the General Meeting; (ii) the sanction of the Scheme by the Court; and (iii) approval from competition authorities in Germany and Austria. The Acquisition does not require the approval of EA Shareholders.

•The Acquisition is expected to become Effective in the first quarter of 2021, subject to the satisfaction (or, where applicable, waiver) of the Conditions set out in Appendix I to this Announcement.

Further details of the Acquisition will be contained in the Scheme Document which is intended to be published along with notices of the Court Meeting and General Meeting and the Forms of Proxy within 28 days of the date of this Announcement, unless Codemasters and EA otherwise agree, and the Panel consents, to a later date. Subject to certain restrictions relating to persons resident in Restricted Jurisdictions, the Scheme Document will also be made available on EA’s website at www.ea.com/codemasters-group and Codemasters’ website at www.codemasters.com/investors/#electronic-arts.

This summary should be read in conjunction with, and is subject to, the full text of this Announcement (including its Appendices).

The Acquisition is subject to the Conditions and further terms that are set out in Appendix I, and to the full terms and conditions which will be set out in the Scheme Document. Appendix II contains the bases and sources of certain information used in this Announcement. Appendix III contains definitions of terms used in this Announcement.

Enquiries:

Electronic Arts Inc.
Chris Evenden (Investor Relations) John Reseburg (Global Communications)	Tel: +1 650 628 0255 Tel: +1 650 628 3601

UBS Investment Bank (sole financial adviser to EA and Bidco)	Tel: +44 (0)20 7567 8000
Jonathan Rowley Alex Iosilevich David Descoteaux Sandip Dhillon
Codemasters Group Holdings plc	Via Alma PR
Gerhard Florin (Chairman) Frank Sagnier (Chief Executive Officer) Rashid Varachia (Chief Financial Officer)
Jefferies (sole financial adviser and joint corporate broker to Codemasters)	Tel: +44 (0)20 7029 8000
Ed Matthews Raphael Bejarano Gaurav Kittur Paul Bundred
Liberum (Nominated adviser and joint corporate broker to Codemasters)	Tel: +44 (0)20 3100 2222
Neil Patel Cameron Duncan Ed Phillips William Hall
Alma PR (PR adviser to Codemasters)	Tel: +44 (0)7780 901979
Josh Royston Rebecca Sanders-Hewett Helena Bogle Sam Modlin

Skadden, Arps, Slate, Meagher & Flom (UK) LLP is acting as legal adviser to EA and Bidco. Gowling WLG (UK) LLP is acting as legal adviser to Codemasters.

Important notices relating to financial advisers

UBS AG London Branch (“UBS”) is authorised and regulated by the Financial Market Supervisory Authority in Switzerland. It is authorised by the PRA and subject to regulation by the FCA and limited regulation by the PRA in the United Kingdom. UBS AG London Branch is acting as financial adviser to EA and no one else in connection with the Acquisition. In connection with such matters, UBS AG London Branch, its affiliates and their respective directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to any other person for providing the protections afforded to their clients or for providing advice in relation to the Acquisition, the contents of this announcement or any other matter referred to herein.

Jefferies, which is authorised and regulated in the United Kingdom by the Financial Conduct Authority, is acting exclusively for Codemasters as financial adviser and for no one else in connection with the matters set out in this Announcement and will not regard any other person as its client in relation to the matters referred to in this Announcement and will not be responsible to anyone other than Codemasters for providing the protections afforded to its clients or for providing advice in relation to the Acquisition or any other matter or arrangement referred to in this Announcement. Neither Jefferies, nor any of its affiliates, owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Jefferies in connection with this Announcement, any statement contained herein or otherwise.

Liberum, which is authorised and regulated in the United Kingdom by the Financial Conduct Authority, is acting exclusively for Codemasters as nominated adviser and broker and for no one else in connection with the matters set out in this Announcement and will not regard any other person as its client in relation to the matters referred to in this Announcement and will not be responsible to anyone other than Codemasters for providing the protections afforded to its clients or for providing advice in relation to the Acquisition or any other matter or arrangement referred to in this Announcement. Neither Liberum, nor any of its affiliates, owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Liberum in connection with this Announcement, any statement contained herein or otherwise.

Further Information

This Announcement is for information purposes only and is not intended to and does not constitute, or form any part of, an offer to sell or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise.

The Acquisition will be subject to English law and to the applicable requirements of the Code, the Panel, the AIM Rules, the London Stock Exchange and the FCA.

The Acquisition will be made solely by the Scheme Document, which will contain the full terms and conditions of the Acquisition, including details of how to vote in respect of the Scheme. Any voting decision or response in relation to the Acquisition should be made solely on the basis of the Scheme Document. Codemasters Shareholders are advised to read the formal documentation in relation to the Acquisition carefully once it has been published. Each Codemasters Shareholder is urged to consult his or her independent professional adviser regarding the tax consequences of the Acquisition.

The Scheme Document (including notices of the Court Meeting and the General Meeting), together with the relevant Forms of Proxy, will be published as soon as practicable and in any event within 28 days of this Announcement (unless otherwise agreed with the Panel).

This Announcement does not constitute a prospectus or a prospectus equivalent document.

This Announcement has been prepared for the purpose of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside England.

Overseas shareholders
The release, publication or distribution of this Announcement in jurisdictions other than the United Kingdom may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom (including Restricted Jurisdictions) should inform themselves about, and observe, any applicable legal or regulatory requirements. In particular, the ability of persons who are not resident in the United Kingdom or who are subject to the laws of another jurisdiction to vote their Codemasters Shares at the Court Meeting and/or the General Meeting, or to execute and deliver Forms of Proxy appointing another to vote at the Court Meeting and/or the General Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located or to which they are subject. Any failure to comply with applicable legal or regulatory requirements of any jurisdiction may constitute a violation of securities laws in that jurisdiction.

The Acquisition will not be made, directly or indirectly, in or into or by use of the mails or any other means or instrumentality (including, without limitation, telephonic or electronic) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of, a Restricted Jurisdiction, and the Acquisition will not be capable of acceptance by any such use, means, instrumentality or facility or from within a Restricted Jurisdiction.

Copies of this Announcement and any formal documentation relating to the Acquisition are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction or any jurisdiction where to do so would constitute a violation of the laws or regulations of such jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in or into or from any Restricted Jurisdiction. Doing so may render invalid any related purported vote in respect of the Acquisition.

Further details in relation to Codemasters Shareholders in overseas jurisdictions will be contained in the Scheme Document.

Notice to US investors in Codemasters

The Acquisition relates to the shares of an English incorporated company and is being made by way of a scheme of arrangement provided for under Part 26 of the Companies Act. The Acquisition, implemented by way of a scheme of arrangement, is not subject to the tender offer rules or the proxy solicitation rules under the US Exchange Act. Accordingly, the Acquisition is subject to the disclosure requirements and practices applicable to a scheme of arrangement involving a company in England listed on the London Stock Exchange, which differ from the disclosure requirements of US tender offer and proxy solicitation rules. If, in the future, Bidco exercises its right to implement the Acquisition by way of an Offer and determines to extend the Offer into the United States, the Acquisition will be made in compliance with applicable US laws and regulations.

The financial information included in this Announcement has been prepared in accordance with International Financial Reporting Standards (as adopted by the European Union) and thus may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with US generally accepted accounting principles.

It may be difficult for US Codemasters Shareholders to enforce their rights and any claim arising out of the US federal securities laws, because Codemasters is located in a non-US country, and some or all of its officers and directors are residents of a non-US country. US Codemasters Shareholders may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgment.

US Codemasters Shareholders also should be aware that the Acquisition contemplated herein may have tax consequences in the US and, that such consequences, if any, are not described herein US Codemasters Shareholders are urged to consult with legal, tax and financial advisers in connection with making a decision regarding the Acquisition.

Forward Looking Statements

This Announcement contains certain forward-looking statements with respect to EA, Codemasters and the Combined Group. Statements including words such as “anticipate,” “believe,” “expect,” “intend,” “estimate,” “plan,” “predict,” “seek,” “goal,” “will,” “may,” “likely,” “should,” “could” (and the negative of any of these terms), “future” and similar expressions also identify forward-looking statements. In addition, any statements that refer to projections of future financial performance or prospects, business and economic trends, markets projections, future capital expenditure, earnings, revenues, expenditure, losses, synergies, dividends, uncertain events and assumptions and other characterisations of future events or circumstances may be forward-looking statements. These forward looking statements are not guarantees of future performance and reflect the relevant management’s current expectations. Actual results could differ materially from those discussed in the forward-looking statements and there are a number of factors which could cause actual results, development and outcomes to differ materially from those expressed in, or implied by such forward-looking statements and therefore such forward-looking statements are qualified in their entirety by the risks and uncertainties that apply to them. Many of these risks and uncertainties relate to factors beyond EA’s and/or Codemasters’ control and include but are not limited to, general business and market conditions (globally and locally), political, economic and regulatory influences, industry trends and competition, future interest and foreign exchange rates, changes in government and regulation (including health and safety and environmental), employment and labour relations, tax rates and any future business acquisitions, combinations or disposals. These forward-looking statements speak only as of the date of this Announcement. All subsequent oral or written forward-looking statements attributable to EA, Codemasters and/or the Combined Group or any of their respective associates, directors, officers, employees or advisers, are expressly qualified in their entirety by the cautionary statement above. Neither EA nor Codemasters, nor any member of the EA Group or Codemasters Group, respectively, assumes any obligation to revise or update any forward-looking statement for any reason, except as required by law or regulation.

For a discussion of important factors which could cause actual results to differ from forward-looking statements in relation to Codemasters, refer to the annual report and accounts for the Codemasters Group for the financial year ended 31 March 2020 and the unaudited consolidated interim financial statements of Codemasters for the six months ended 30 September 2020.

EA’s latest Quarterly Report on Form 10-Q, as well as in other documents EA has filed with the U.S. Securities and Exchange Commission, including EA’s Annual Report on Form 10-K for the fiscal year ended 31 March 2020 contains additional information regarding forward-looking statements with respect to EA.

No profit forecasts, estimates or quantified financial benefits statements

No statement in this Announcement is intended as a profit forecast or estimate for any period or a quantified financial benefits statement and no statement in this Announcement should be interpreted to mean that earnings or earnings per ordinary share, for EA or Codemasters, respectively for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per ordinary share for EA or Codemasters, respectively.

Right to switch to an Offer

Bidco reserves the right to elect, with the consent of the Panel, to implement the Acquisition by way of an Offer for the entire issued and to be issued share capital of Codemasters as an alternative to the Scheme. In such an event, the Offer will be implemented on the same terms (subject to appropriate amendments), so far as applicable, as those which would apply to the Scheme and subject to the amendment referred to in Part C of Appendix I to this Announcement.

Publication on website

A copy of this Announcement and the documents required to be published pursuant to Rule 26.1 and Rule 26.2 of the Code will be made available (subject to certain restrictions relating to persons resident in Restricted Jurisdictions), free of charge, at www.ea.com/codemasters-group and www.codemasters.com/investors/#electronic-arts by no later than 12.00 noon on the Business Day following the date of this Announcement.

Neither the contents of these websites nor the content of any other website accessible from hyperlinks on such websites is incorporated into, or forms part of, this Announcement.

Hard copy documents

In accordance with Rule 30.3 of the Code, a person so entitled may request a hard copy of this Announcement, free of charge, by contacting Link Market Services Limited, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU or by calling Link Market Services Limited on +44 (0) 371 664 0321. Calls are charged at the standard geographic rate and will vary by provider. Calls outside the United Kingdom will be charged at the applicable international rate. Lines are open between 9.00 a.m. to 5.30 p.m. (London time), Monday to Friday (excluding public holidays in England and Wales). For persons who receive a copy of this Announcement in electronic form or via a website notification, a hard copy of this Announcement will not be sent unless so requested. In accordance with Rule 30.3 of the Code, a person so entitled may also request that all future documents, announcements and information be sent to them in relation to the Acquisition should be in hard copy form.

Information relating to Codemasters Shareholders

Addresses, electronic addresses and certain other information provided by Codemasters Shareholders, persons with information rights and other relevant persons for the receipt of communications from Codemasters may be provided to EA and Bidco during the Offer Period as required under Section 4 of Appendix 4 of the Code to comply with Rule 2.11(c) of the Code.

Rounding

Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Disclosure Requirements of the Code

Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the Offer Period and, if later, following the announcement in which any securities exchange offeror is first identified.

An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th Business Day (as defined in the Code) following the commencement of the offer period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th Business Day (as defined in the Code) following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the Business Day (as defined in the Code) following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the Offer Period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel’s Market Surveillance Unit on +44(0)20 7638 0129.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF THAT JURISDICTION

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION

FOR IMMEDIATE RELEASE

14 December 2020

RECOMMENDED CASH ACQUISITION

of

CODEMASTERS GROUP HOLDINGS PLC

by

CODEX GAMES LIMITED

an indirect subsidiary of

ELECTRONIC ARTS INC.

(to be implemented by way of a scheme of arrangement under Part 26 of the Companies Act 2006)

1.    Introduction

The boards of EA and Codemasters are pleased to announce that they have reached agreement on the terms of a recommended cash acquisition by Bidco, an indirect subsidiary of EA, of the entire issued and to be issued share capital of Codemasters (the “Acquisition”). It is intended that the Acquisition be implemented by way of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act (or, if Bidco so elects, with the consent of the Panel, an Offer).

2.    The Acquisition

Under the terms of the Acquisition, Codemasters Shareholders will be entitled to receive:

for each Codemasters Share    604 pence in cash

The terms of the Acquisition value Codemasters’ entire issued and to be issued share capital at approximately £945 million (US$1,248 million) on a fully diluted basis.

The terms of the Acquisition represent a premium of approximately:
•14.4 per cent. to the current value of 528 pence per Codemasters Share implied by the Take-Two Offer (based on Take-Two’s closing price of US$190.21 and the exchange rate of US$1.32:£1 on 11 December 2020, being the last practicable date prior to the date of this Announcement);

•72.6 per cent. to the Closing Price per Codemasters Share of 350 pence on 22 September 2020, being the date of Take-Two’s initial proposal to Codemasters;

•55.7 per cent. to the volume weighted average price per Codemasters Share of 388 pence in the 90 days ending on the 5 November 2020 (being the day prior to media speculation of Take-Two’s possible interest in an offer for Codemasters); and

•38.9 per cent. to the Closing Price per Codemasters Share of 435 pence on 5 November 2020 (being the day prior to media speculation of Take-Two’s possible interest in an offer for Codemasters).

The Codemasters Shares will be acquired by Bidco (or its nominee) with full title guarantee, fully paid and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and any other third party rights or interests whatsoever and together with all rights existing at the date of this Announcement or thereafter attaching thereto, including (without limitation) the right to receive and retain, in full, all dividends and other distributions (if any) declared, made or paid or any other return of capital (whether by way of reduction of share capital or share premium account or otherwise) made on or after the date of this Announcement and prior to the Effective Date in respect of the Codemasters Shares.

If any dividend or other distribution in respect of the Codemasters Shares is announced, declared, payable or paid in respect of the Codemasters Shares on or after the date of this Announcement and prior to the Effective Date, Bidco reserves the right to reduce the consideration payable for each Codemasters Share by the amount of all or part of any such dividend or other distribution. If Bidco exercises this right to make such a reduction in respect of a dividend or distribution, Codemasters Shareholders will be entitled to receive and retain that dividend or other distribution. Any exercise by Bidco of its right referred to in this paragraph will be announced via a Regulatory Information Service.

3.    Background to and reasons for the Acquisition

EA believes there is a compelling strategic and financial rationale for the Acquisition because it:

Creates a global leader in racing entertainment experiences through the combination of Codemasters’ critically acclaimed sports and racing franchises coupled with EA’s global Need for Speed franchise, fan-favourite Real Racing mobile game and EA SPORTS brands.

Codemasters has a portfolio of leading racing simulation game franchises that are widely recognised for their high-quality experiences, including the official Formula One racing games, DiRT®, DiRT Rally, GRID® and Project Cars. These franchises are highly complementary to EA’s global Need for Speed franchise, one of the most successful video game franchises of all time with more than 185 million units sold lifetime to date, fan-favourite Real Racing mobile game, as well as the EA SPORTS portfolio of iconic sports titles like FIFA and Madden NFL. EA believes the combination of these teams and franchises will create a powerhouse in interactive racing and sports entertainment.

EA’s talent base and expertise in the racing category comes with deep data and analytics capabilities, providing racing audience insights to sharpen development and marketing for this combined effort moving forward. The global success of EA’s Need for Speed franchise has seen it expand into other forms of entertainment, including a film adaptation and licensed Hot Wheels toys.

The EA SPORTS brand is a worldwide icon in the sports and entertainment world. Its franchises include FIFA – the most successful game franchise in the world – as well as Madden NFL, NHL, UFC and more. These games engage hundreds of millions of players on an annual basis across console, mobile and PC platforms, and continually put EA SPORTS at the center of sports and entertainment culture. EA SPORTS games are known, revered and played by top-level athletes all over the world; they are the basis for multiple growing esports programs; and they are fixtures in global pop culture.

EA is very excited by the potential of Codemasters’ successful Formula One franchise. It is a global sport with a tremendous fan base in Europe, as well as growing audiences in Asia and North America. Codemasters’ high-quality games in this franchise, combined with EA’s ability to reach and engage a broader audience in this expanding digital universe, will represent a strong growth opportunity for the Combined Group.

Provides an opportunity to significantly grow EA’s revenue in the genre through portfolio expansion and a regular title release cadence.

Bringing together EA and Codemasters will immediately create an opportunity to grow existing franchises by expanding the addressable market. The union will result in access to more platforms, reaching more geographies and integration into more business models to increase consistency, reach and revenue.

Specifically, the Combined Group will be able to build on the success of Codemasters’ Formula One franchise by unlocking further growth opportunities, leveraging EA’s success growing its Need for Speed and FIFA franchises in Asia and other regions.

Combining EA and Codemasters will deliver additional growth opportunities for Codemasters’ franchises by leveraging the reach, visibility and impact of the EA SPORTS brand, which engages hundreds of millions of players across platforms on an annual basis.

Delivers compelling financial benefits for the Combined Group. The Acquisition is expected to grow net bookings and underlying profitability.

Codemasters has demonstrated consistent revenue and profitability growth, and combined with efficiencies from EA’s operating scale and publishing expertise, is expected to continue to contribute to the Combined Group, and with improved operating leverage over time.

EA expects to drive strong growth in Codemasters franchises, including the Formula One franchise. This growth will be enabled by leveraging EA’s expertise in large-scale live services and global publishing reach, as well as integration of marketing and other expansion opportunities.

Produces the ability to drive scaled expansion for these businesses through live services, global publishing and marketing.

EA sees the ability to grow the business of key franchises through live services that extend and enhance the experience with ongoing player engagement opportunities and monetisation. It also creates opportunities for additional extensions through esports and other forms of digital content.

The union enables EA and Codemasters to grow the global appeal of franchises like Formula One through the integration of marketing functions driving innovation and acquisition of wider player audiences, and by increasing investment in publishing and development by creating best-in-class features to expand the accessibility and appeal of Codemasters franchises to a broader audience.

EA’s platform expertise and global reach will enable Codemasters franchises to reach more players across more platforms and geographies. Leveraging EA’s capabilities in mobile, cloud and AAA platforms will make Codemasters games accessible to more players around the world. EA’s relationships with brand partners and expertise in partnerships, licensing and brand marketing will be utilised to expand the scale of and user engagement with Codemasters’ existing and upcoming franchises.

The combination allows EA to integrate Codemasters into its network of world-class studios. EA can leverage its creative, technical and commercial knowledge base across studios to enhance Codemasters’ development and publishing. In addition, EA’s central services teams across development technology, art and motion capture, quality verification, compliance and localisation will all be resources available to Codemasters.

As EA continues to grow its Need for Speed franchise in complement to Codemasters’ valuable franchises, the Combined Group will establish itself as a global leader in racing entertainment. The talent compatibility of the two organisations sets up the union to drive growth and scale together.

Creates ongoing and expanded engagement opportunities for EA and Codemasters racing and sports games through EA’s industry-leading multi-platform subscription services.

EA believes the combination of subscription services and cloud streaming will increase consumption of and engagement with games – just as it has for every other form of digital entertainment – leading to significant business growth. The Acquisition would enable Codemasters’ key franchises to be at the forefront of new innovation in this space, making its games more accessible to more players everywhere.

EA’s subscription services would bring benefits to Codemasters’ franchises, as they are the only multi-platform offerings in the market today – reaching across Xbox, PlayStation and PC platforms (both EA’s own platform and on Steam). Codemasters franchises would be in a position to leverage the growth and evolution of these platforms, plus benefit from access to EA’s valuable platform partnerships.

4.    Recommendation

The Codemasters Directors, who have been so advised by Jefferies as to the financial terms of the Acquisition, consider the terms of the Acquisition to be fair and reasonable. In providing its advice to the Codemasters Directors, Jefferies has taken into account the commercial assessments of the

Codemasters Directors. Jefferies is providing independent financial advice to the Codemasters Directors for the purposes of Rule 3 of the Code.

Accordingly, the Codemasters Directors intend to recommend unanimously that Codemasters Shareholders vote in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the General Meeting (or, if the Acquisition is implemented as an Offer, to accept such Offer).

In light of the Codemasters Directors’ intention to recommend the Acquisition by EA, the Codemasters Board has today announced that it has withdrawn its recommendation of the Take-Two Offer and that it proposes to adjourn the Codemasters shareholder meetings convened for 21 December 2020 to consider the Take-Two Offer.

5.    Background to and reasons for the recommendation

On 22 September 2020, Take-Two made an initial proposal to Codemasters. Following detailed due diligence and negotiation regarding the Take-Two proposal, on 10 November 2020, Take-Two announced a binding offer of 120 pence in cash and 0.02834 new Take-Two Shares for each Codemasters Share, which based on Take-Two’s closing share price of US$159.99 and the exchange rate of US$1.32:£1 on 9 November 2020 (being the last Business Day prior to the date of that announcement) valued each Codemasters Share at 464 pence. For the reasons detailed in the announcement of the Take-Two Offer, the Codemasters Directors concluded that the Take-Two Offer represented an attractive opportunity for Codemasters Shareholders to realise their shareholding in cash and highly liquid Take-Two shares at a fair valuation.

Following the binding announcement from Take-Two on 10 November 2020, EA made an initial approach to Codemasters. In accordance with its obligations under the Code and in order to advance discussions in the interests of delivering best value to shareholders, Codemasters engaged with EA to undertake detailed due diligence. On 10 December 2020, the Codemasters Directors received a proposal from EA of 604 pence per Codemasters Share in cash. The EA offer represents a significant increase in value relative to the Take-Two Offer. Specifically, the EA offer represents a premium of 14.4 per cent. to the current value of 528 pence per Codemasters Share implied by the Take-Two Offer (based on Take-Two’s closing price of US$190.21 and the exchange rate of US$1.32:£1 on 11 December 2020, being the last practicable date prior to the date of this Announcement).

The Codemasters Directors remain confident that Codemasters’ existing strategy would deliver significant value for Codemasters Shareholders as an independent company as it continues to successfully execute its strategy of growing and enhancing a market leading position in the racing category of the gaming sector. Since its initial public offering in 2018, Codemasters has continued its track record of developing and publishing best-in-class games. This has not only underpinned a robust financial performance, but also been a key driver behind the significant share price increase since IPO.

To strengthen the position that Codemasters has built within the racing category, there is an increasing necessity for additional investment in both resources and skills across its portfolio. The Codemasters Directors believe that EA’s deep expertise and track record in sports gaming, game analytics and live services operations combined with its global publishing and distribution capabilities will help Codemasters accelerate growth and provide greater certainty over Codemasters’ long-term success.

At a significant premium to the Take-Two Offer, the Codemasters Directors believe the terms of the EA offer further reinforce the quality of Codemasters’ platform, portfolio, and future prospects of Codemasters. As such, the Codemasters’ Directors intend unanimously to recommend the Acquisition to Codemasters Shareholders.

6.    Information on EA and Bidco

EA

EA (NASDAQ: EA) is a global leader in digital interactive entertainment. EA develops and delivers games, content and online services for Internet-connected consoles, mobile devices and personal computers. In fiscal year 2020, EA posted GAAP net revenue of $5.5 billion. Headquartered in Redwood City, California, EA is recognized for a portfolio of critically acclaimed, high-quality brands such as EA SPORTS™ FIFA, Battlefield™, Apex Legends™, The Sims™, Madden NFL, Need for Speed™, Titanfall™ and Plants vs. Zombies™.

EA’s strategy is to create amazing games and content, powered by live services, delivered to a large, global audience. EA believes the breadth and depth of its portfolio, live services offerings, and use of multiple business models and distribution channels provide it with strategic advantages. These advantages include the opportunity to engage a growing number of players in more games, through more distribution channels, and across a wide range of geographies. In addition to EA’s strength in these areas, each represents significant opportunity for continued growth with the expanding popularity of interactive entertainment on a global basis.

EA has approximately 9,800 regular, full-time employees, over 6,000 of whom are outside the United States. EA believes its ability to attract, train, motivate and retain qualified employees is a critical factor in the successful development of its products and services, and in its future success overall. Committed to building exceptional games, EA studios is made up of over 20 studios located around the world, and more than 6,500 game creators.

EA maintains an expansive portfolio of intellectual property from which it creates innovative games and content. In addition to brands that it wholly owns (such as Battlefield, The Sims, Apex Legends, Need for Speed and Plants v. Zombies), EA has deep expertise in creating globally successful franchises around licensed intellectual property (such as FIFA, Madden NFL, NHL, UFC and Star Wars). EA maintains longstanding relationships with many of these license partners, including recently-announced new agreements with the NFL and NFLPA, UFC, NHL, La Liga and the Bundesliga.

EA also delivers live services that extend and enhance the experience of its games, providing new content, online events and continual engagement opportunities for fans to stay connected with their friends and their favorite games on an ongoing basis. With players around the world engaging with their favourite games for longer periods of time, the communities in these live services continue to be important areas of growth for EA’s business, fueling further development efforts and enabling it to bring more new experiences to players. EA SPORTS Ultimate Team and Apex Legends are among the most popular ongoing live services, engaging tens of millions of players each year.

EA also maintains several highly-popular esports programs for its FIFA, Madden NFL and Apex Legends franchises. These competitive programs, which are designed to be accessible to players of all skill levels, include major online tournament structures and championship events, as well as unique programming for digital and linear broadcast. Viewership of EA’s recent FIFA 21 Challenge, which paired esports stars with celebrity soccer players, placed it amongst top esports broadcasts worldwide.

Bidco

Bidco is a newly-incorporated English private limited company and an indirect subsidiary of EA. Bidco has been formed at the direction of EA for the purposes of implementing the Acquisition. Bidco has not traded since its date of incorporation, nor has it entered into any obligations other than in connection with the Acquisition.

7.    Information on Codemasters

Codemasters is a public limited company incorporated in England and Wales and is the holding company of the Codemasters Group. The Codemasters Shares are admitted to trading on AIM (AIM: CDM). Codemasters has a market capitalisation of approximately £814 million based upon the Closing Price of 534 pence per Codemasters Share on 11 December 2020 (being the last practicable date prior to the date of this Announcement).

Codemasters is an award-winning British developer of high quality racing games across console, PC and mobile. Its renowned franchises include DiRT®, GRID®, Project CARS and the Bafta award-winning official F1® series of videogames. Headquartered in Southam, Warwickshire, the Codemasters Group is one of the most recognised British game developers and publishers, with a 34 year track-record of producing successful titles.

Codemasters has approximately 765 employees, and operates across three UK locations, Southam, Birmingham, and Cheshire (Runcorn), as well as Kuala Lumpur, where the Codemasters Group’s art production facility sits. Codemasters’ games are largely developed internally at its UK studios, leveraging its proprietary EGO and Madness game development engines.

Codemasters’ strategy has focused on strengthening its overall leadership position in racing, growing its audience and increasing average revenue per user. Significant strides have been made across each of these pillars, through organic and acquisitive growth. Codemasters’ proven expertise in the racing category, supported by its AAA franchises, key partnerships, ongoing strength of its back catalogue and growing portfolio has positioned the Codemasters Group well to take advantage of the significant market opportunity and continued shift to digital distribution and post launch services. Next Gen consoles and streaming platforms also provide another avenue of growth.

Following on from the Codemasters Group’s successful renewal of its licencing agreement with the FIA Formula One World Championship in 2019, the Codemasters Group recently signed the rights to develop videogames based on the prestigious FIA World Rally Championship further reinforcing Codemasters’ position as the preferred destination for some of the world's most successful racing licenses. Additionally, in January 2019, the Codemasters Group entered into a joint development agreement with Netease Inc., one of China’s leading internet and online game services providers, to develop a new mobile game for the global market. This is on track to deliver a new mobile IP to the market in the financial year ending 31 March 2022.

Slightly Mad Studios

In November 2019, Codemasters announced the acquisition of Slightly Mad Studios (“SMS”). Founded in 2009, SMS is an award winning multi-platform video game developer renowned for developing critically acclaimed and commercially successful racing franchises and games including Project CARS, and Need for SpeedTM Shift, and more recently Fast & Furious Crossroads. Previously, many of the SMS team worked together at SimBin and Blimey! Games where they were responsible for the highly respected GT Legends and GTR series of racing games. The acquisition of SMS brought over 150 highly-skilled product developers into the Codemasters family.

8.    Financing

EA will finance the cash consideration payable to Codemasters Shareholders pursuant to the Acquisition from existing cash and cash equivalent resources on its balance sheet.

UBS, as financial adviser to EA and Bidco, is satisfied that cash resources available to Bidco are sufficient to enable it to satisfy in full the cash consideration payable to Codemasters Shareholders under the terms of the Acquisition.

9.    Management, employees, pensions, research and development, locations

EA’s strategic plans for Codemasters

EA believes the combination of EA and Codemasters creates an opportunity to deliver further growth and success for Codemasters and EA’s popular and innovative franchises. The union of EA and Codemasters will create a global leader in racing entertainment through the combination of Codemasters’ critically acclaimed sports and racing franchises coupled with EA’s global Need for Speed franchise, fan-favourite Real Racing mobile game and EA SPORTS brands.

EA intends to integrate Codemasters into the EA studios organisation -- a worldwide network of top development studios and more than 6,500 game creators responsible for some of the top gaming franchises in the world.

Given the complementary nature of Codemasters and EA in terms of their areas of focus, franchises and capabilities, it is anticipated that there will be limited impact from the Acquisition on employees and customers of EA’s products. Upon completion of the Acquisition, the management teams of EA and Codemasters will initiate a detailed review of the operations of both businesses to assess how they can work most effectively and efficiently together. The management teams will also carry out a review of Codemasters’ products in the context of Codemasters’ strategic objectives within the wider EA Group and to understand how to leverage EA’s publishing and commercial knowledge to enhance Codemasters’ product performance. These reviews, which are expected to take up to twelve months following completion of the Acquisition, will consider the current operating and organisational structures of both businesses and provide the basis for the development of a programme designed to integrate Codemasters in a way which minimises disruption to employees whilst delivering the expected opportunities and benefits of the Acquisition.

Given the complementary nature of EA and Codemasters and the limited areas of overlap, it is anticipated that there will be minimal consolidation of the existing studios and operational centres of Codemasters. In respect of Codemasters’ head office, corporate and support functions, where overlap and duplication does exist, it is intended that, following a review of the options available, activities will be consolidated and rationalised to allow for the better integration of Codemasters into EA (see Employees, Management, existing rights and pensions below). This review is expected to take up to twelve months following completion of the Acquisition.

Employees, management, existing rights and pensions

EA attaches great importance to the skills and experience of the existing management and employees of Codemasters. EA believes that the existing employees of Codemasters will continue to be an integral part of the success of Codemasters within EA and that they will benefit from greater opportunities within the broader EA organisation following the completion of the Acquisition.

EA confirms that, following the completion of the Acquisition, the existing contractual and statutory employment rights, including in relation to pensions, of all management and employees of the Codemasters Group will be safeguarded in accordance with applicable law. EA intends to maintain conditions of employment (including employee compensation and benefits) that are no less favourable in the aggregate than the existing conditions of employment (including compensation and benefits) of the employees of the Codemasters Group and it does not intend to make any material change to the balance of skills and functions of the employees and management of the Codemasters Group. Following completion of the Acquisition, EA will carry out a review of the benefit entitlements of all management and employees of the Codemasters Group and may migrate employees onto EA’s benefit plans where reasonably practicable in the first 12 months following completion of the Acquisition. EA expects the benefit plans to be offered to Codemasters employees will be substantially comparable to benefits currently offered to them by Codemasters and the Codemasters employees would also continue to benefit from any statutory protections afforded to them in accordance with applicable law.

EA expects minimal impact on its business due to the consolidation of Codemasters’ existing studios and operational centers. EA believes that there is the potential to generate selected cost savings through restructuring of certain administrative functions and initial analysis has identified that there is likely to be an opportunity to rationalise certain corporate overheads and support functions. In head office, corporate and support functions where there is overlap and duplication, activities will be consolidated and the effects will be communicated to employees following a review of options which is expected to take up to 12 months.

Codemasters’ existing executive management team, including Frank Sagnier, Chief Executive Officer, and Rashid Varachia, Chief Financial Officer, will remain in place following the completion of the Acquisition and continue to lead the business within the EA studios organisation. Subject to the outcome of a detailed review of integration options (with respect to studios, marketing, licensing arrangements and certain other aspects of Codemasters’ business and operations) and other than in relation to overlapping head office, corporate and support functions, it is anticipated that there will not be a material reduction in the combined headcount of EA and Codemasters. At this stage, EA has not yet developed a proposal as to how such integration and restructuring would be implemented and will only be able to develop and implement such proposals once its review has been completed. EA intends to commence this detailed review as soon as practicable following completion of the Acquisition and expects it will take up to 12 months. Following completion of this detailed review, EA will be able to determine whether additional headcount changes in addition to those identified above are required.

Following completion of the Acquisition, EA does not intend to make any changes with regard to the agreed employer contributions into Codemasters’ existing defined contribution pension scheme(s) or other pension schemes. The Codemasters Group does not participate in any defined benefit pension scheme.

Management and employee incentivisation arrangements

Following the Effective Date, EA intends to review the management, governance and incentive structure of Codemasters and proposals regarding incentivisation arrangements for certain management and employees of Codemasters will be considered as part of such review. Except as described below, EA has not entered into and has not had discussions on proposals to enter into, any new incentivisation arrangements with members of Codemasters’ management or any of its employees.

Following the Effective Date, EA will grant EA RSUs to certain members of management and employees of Codemasters as follows:

•Frank Sagnier will be awarded such number of EA RSUs as have a value equivalent to £908,334 on the date of grant;

•Rashid Varachia will be awarded such number of EA RSUs as have a value equivalent to £681,250 on the date of grant;

•Jonathan Bunney will be awarded such number of EA RSUs as have a value equivalent to £1,135,417 on the date of grant;

•Clive Moody will be awarded such number of EA RSUs as have a value equivalent to £1,135,417 on the date of grant; and

•other specified employees of Codemasters will, in aggregate, be awarded such number of EA RSUs as have a value equivalent to a total of £3,027,780 on the date of grant.

The EA RSUs to be awarded to Frank Sagnier and Rashid Varachia would vest over one year subject to continued employment. The EA RSUs to be awarded to Jonathan Bunney and Clive Moody would vest over four years subject to continued employment. The EA RSUs to be awarded to other specified employees of Codemasters would vest over three years subject to continued employment.

In addition to the above, EA intends to incentivise Codemasters employees (other than senior management) with EA RSUs that have a value equivalent to a total of £3,027,780 on the date of grant. These EA RSUs will vest over three years subject to continued employment. The Codemasters employees who receive these awards have not been determined and EA does not intend to make all of these awards within 12 months of the Effective Date.

For the purposes of Rule 16.2(a) of the Code, Jefferies has confirmed that, in its opinion, the award of EA RSUs to Frank Sagnier and Rashid Varachia and the two members of Codemasters’ senior management are fair and reasonable so far as the Codemasters Shareholders are concerned.

Headquarters, locations, research and development and fixed assets

Beyond the potential changes identified above in relation to certain corporate overheads and support functions of Codemasters, EA does not intend to initiate any material changes in the location or functions of Codemasters’ operations and places of business, including its head office, or redeploy the fixed assets of Codemasters, as a result of the Acquisition.

EA does not expect the Acquisition to have a material impact on the research and development activities of either Codemasters or EA.

Maintenance of existing trading facilities

Prior to the Scheme becoming Effective, it is intended that applications will be made to the London Stock Exchange to cancel trading in the Codemasters Shares on AIM, with effect from or shortly following the Effective Date and to re-register it as a private company.

Other

The statements in this Section 9 (Management, employees, pensions, research and development, locations) which constitute “post-offer intention statements” for the purposes of Rule 19.6 of the Code, will apply for 12 months from completion of the Acquisition.

No statements in this Section 9 (Management, employees, pensions, research and development, locations) constitute “post-offer undertakings” for the purposes of Rule 19.5 of the Code.

Views of the Codemasters Board

In considering the recommendation of the Acquisition to Codemasters Shareholders, the Codemasters Board has given due consideration to the confirmations that EA has given in relation to its employees. The Codemasters Board welcomes EA’s intentions with respect to the future operations of the business and its employees as part of EA, in particular, EA’s confirmation of its intention to safeguard the existing statutory and contractual employment and pension rights of Codemasters’ employees and management and not to make any material change to the balance of skills and functions of employees across Codemasters.

10.    Codemasters Share Schemes

Participants in the Codemasters Share Schemes will be contacted regarding the effect of the Acquisition on their rights under the Codemasters Share Schemes and appropriate proposals will be made to such participants in due course.

Further details of the terms of such proposals will be set out in the Scheme Document and in separate communications and proposal documentation which will be provided to participants in the Codemasters Share Schemes.

11.    Acquisition-related arrangements

Confidentiality Agreement

EA entered into a confidentiality agreement with Codemasters dated 24 November 2020 (the “Confidentiality Agreement”) pursuant to which each of EA and Codemasters has undertaken to keep confidential information relating to the Acquisition and the other party and not to disclose it to third parties (with certain exceptions). These confidentiality obligations will cease to have effect upon the Acquisition becoming Effective or, until the date falling two years from the date of the Confidentiality Agreement.

The Confidentiality Agreement also includes customary standstill and non-solicitation obligations on EA.

Co-operation Agreement

EA, Bidco and Codemasters entered into a co-operation agreement dated 14 December 2020 (the “Co-operation Agreement”), pursuant to which: (i) Codemasters has agreed to co-operate with EA and Bidco to ensure the satisfaction of certain regulatory conditions, and EA and Bidco have entered into commitments in relation to obtaining regulatory clearances; (ii) EA and Bidco have agreed to provide Codemasters with certain information for the purposes of the Scheme Document and to otherwise assist with the preparation of the Scheme Document; (iii) EA and Bidco have agreed to certain provisions if the Scheme should switch to an Offer; and (iv) each of Codemasters, EA and Bidco has agreed to take any action necessary to implement certain proposals in relation to the Codemasters Share Schemes.

The Co-operation Agreement will terminate if the Acquisition is withdrawn or lapses, if prior to the Long Stop Date any Condition becomes incapable of satisfaction, at Bidco’s election if the Codemasters Directors withdraw their recommendation of the Acquisition, at either party’s election if the Codemasters Directors recommend a competing proposal, or if the Scheme does not become Effective in accordance with its terms by the Long Stop Date or otherwise as agreed between EA and Codemasters.

12.    Structure of the Acquisition

Scheme

It is intended that the Acquisition will be implemented by way of a Court-sanctioned scheme of arrangement between Codemasters and the Codemasters Shareholders under Part 26 of the Companies Act.

The purpose of the Scheme is to provide for Bidco to become the holder of the entire issued and to be issued share capital of Codemasters. This is to be achieved by the transfer of the Codemasters Shares to Bidco in consideration for which the Codemasters Shareholders who are on the Codemasters’ register of members at the Scheme Record Time will receive the cash consideration on the basis set out in Section 2 (The Acquisition) of this Announcement.

Approval by Court Meeting and General Meeting

To become Effective, the Scheme requires, among other things the:

(a)    satisfaction (or, where applicable, waiver) of the Conditions including the receipt of clearances or relevant waiting periods having expired as applicable under the merger control regimes in Austria and Germany;

(b)    approval of a majority in number of the Codemasters Shareholders who are present and vote, either in person or by proxy, at the Court Meeting and who represent not less than 75 per cent. in value of the Codemasters Shares voted by those Codemasters Shareholders;

(c)    approval of the requisite majorities of the votes cast, either in person or by proxy, of the resolutions necessary in order to implement the Scheme at the General Meeting; and

(d)    sanction of the Scheme by the Court and, following such sanction, the delivery of a copy of the Court Order to the Registrar of Companies.

Application to Court to sanction the Scheme

Once the approvals of the Codemasters Shareholders have been obtained at the Court Meeting and the General Meeting, and the other Conditions have been satisfied or (where applicable) waived, the Scheme must be sanctioned by the Court at the Court Hearing.

The Scheme will become effective in accordance with its terms upon delivery of a copy of the Court Order to the Registrar of Companies. Upon the Scheme becoming Effective, it will be binding on all Codemasters Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or General Meeting, or whether they voted in favour of or against the Scheme.

Full details of the Scheme to be set out in the Scheme Document

The Scheme Document will contain further information about the Acquisition and the notices of the Court Meeting and General Meeting, together with the associated Forms of Proxy. Further details of the Scheme will be set out in the Scheme Document, including the expected timetable and the action to be taken by Codemasters Shareholders.

The Scheme will be governed by the laws of England and Wales. The Scheme will be subject to the applicable requirements of the Code, the Panel, the London Stock Exchange, the FCA and the AIM Rules.

It is expected that the Scheme Document will be published and sent to Codemasters Shareholders and, for information only, to participants in the Codemasters Share Schemes within 28 days of this Announcement, unless EA, Bidco and Codemasters otherwise agree, and the Panel consents, to a later date.

At this stage, subject to the approval and availability of the Court (which is subject to change), and subject to the satisfaction (or, where applicable, waiver) of the Conditions, EA and Bidco expect the Acquisition will become Effective in the first quarter of 2021.

Subject to certain restrictions relating to persons resident in Restricted Jurisdictions, the Scheme Document will also be made available on EA’s website at www.ea.com/codemasters-group and Codemasters’ website at www.codemasters.com/investors/#electronic-arts.

Conditions to the Acquisition

The Acquisition will be subject to the Conditions and further terms set out in full in Appendix I to this Announcement and to be set out in the Scheme Document.

Amongst others, the Conditions include the receipt of clearances or relevant waiting periods having expired as applicable under the merger control regimes in Austria and Germany.

The Conditions set out in paragraphs 1 and 2 of Appendix I to this Announcement provide that the Scheme will lapse if:

(a)    it does not become Effective by 11.59 p.m. on the Long Stop Date;

(b)    the Court Meeting is not held on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document in due course (or such later date as may be agreed between EA and Codemasters and the Court may allow);

(c)    the General Meeting is not held on or before the 22nd day after the expected date of the General Meeting to be set out in the Scheme Document in due course (or such later date as may be agreed between EA and Codemasters and the Court may allow); or

(d)    the Scheme is not sanctioned on or before the 22nd day after the expected date of the Court Hearing to be set out in the Scheme Document in due course (or such later date as may be agreed between EA and Codemasters and the Court may allow) and a copy of the Court Order is not delivered to the Registrar of Companies, and such deadlines are not waived by Bidco or otherwise extended by agreement between EA, Bidco, Codemasters, the Panel and the Court.

Right to switch to an Offer

Bidco reserves the right to elect, with the consent of the Panel, to implement the Acquisition by way of an Offer for the entire issued and to be issued share capital of Codemasters as an alternative to the Scheme. In such an event, the Offer will be implemented on the same terms (subject to appropriate amendments), so far as applicable, as those which would apply to the Scheme and subject to the amendment referred to in Part C of Appendix I to this Announcement.

13.    De-listing, cancellation of trading and re-registration
Prior to the Scheme becoming Effective, a request will be made by Codemasters to the London Stock Exchange to cancel the admission to trading in Codemasters Shares on AIM to take effect on, or shortly after, the Effective Date.

On the Effective Date, share certificates in respect of Codemasters Shares will cease to be valid (and should be destroyed) and entitlements to Codemasters Shares held within the CREST system will be cancelled.

As soon as practicable after the Effective Date and after the cancellation of the admission to trading in Codemasters Shares on AIM, it is intended that Codemasters will be re-registered as a private limited company under the relevant provisions of the Companies Act.

14.    Disclosure of interests in Codemasters

As at the close of business on 11 December 2020 (being the last practicable date prior to this Announcement), none of EA, Bidco or any of their respective directors or, so far as EA or Bidco is aware, any person acting, or deemed to be acting, in concert with EA or Bidco had:

•any interest in, or right to subscribe for, relevant securities of Codemasters;

•any short position in (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery of, relevant securities of Codemasters;

•procured an irrevocable commitment or letter of intent to accept the terms of the Acquisition in respect of relevant securities of Codemasters; or

•borrowed or lent any Codemasters Shares.

Furthermore, no dealing arrangement (of the kind referred to in Note 11 of the definition of “acting in concert” in the Code) exists between EA, Bidco or Codemasters or any person acting in concert with EA, Bidco or Codemasters in relation to Codemasters Shares.

15.    General

The Acquisition will be subject to the Conditions and other terms set out in Appendix I and to be set out in the Scheme Document.

UBS, Jefferies and Liberum have each given and not withdrawn their consent to the inclusion in this Announcement of the references to their names in the form and context in which they appear.

16.    Documents available on a website

Subject to certain restrictions relating to persons in Restricted Jurisdictions, copies of the following documents will, by no later than 12.00 noon on the Business Day following the date of this

Announcement, be made available on EA’s website at www.ea.com/codemasters-group and Codemasters’ website at www.codemasters.com/investors/#electronic-arts (as applicable) until the end of the Offer Period:

(a)    this Announcement;

(b)    the Confidentiality Agreement;

(c)    the Co-operation Agreement; and

(d)    the written consents of UBS, Jefferies and Liberum referred to in paragraph 15.

Neither the contents of EA’s website nor the contents of Codemasters’ website, nor the content of any other website accessible from hyperlinks on either such website, is incorporated into or forms part of, this Announcement.

Enquiries:

Electronic Arts Inc.
Chris Evenden (Investor Relations) John Reseburg (Global Communications)	Tel: +1 650 628 0255 Tel: +1 650 628 3601
UBS Investment Bank (sole financial adviser to EA and Bidco)	Tel: +44 (0)20 7567 8000
Jonathan Rowley Alex Iosilevich David Descoteaux Sandip Dhillon
Codemasters Group Holdings plc	Via Alma PR
Gerhard Florin (Chairman) Frank Sagnier (Chief Executive Officer) Rashid Varachia (Chief Financial Officer)
Jefferies (sole financial adviser and joint corporate broker to Codemasters)	Tel: +44 (0)20 7029 8000
Ed Matthews Raphael Bejarano Gaurav Kittur Paul Bundred

Liberum (Nominated adviser and joint corporate broker to Codemasters)	Tel: +44 (0)20 3100 2222
Neil Patel Cameron Duncan Ed Phillips William Hall
Alma PR (PR adviser to Codemasters)	Tel: +44 (0)7780 901979
Josh Royston Rebecca Sanders-Hewett Helena Bogle Sam Modlin

Skadden, Arps, Slate, Meagher & Flom (UK) LLP is acting as legal adviser to EA and Bidco. Gowling WLG (UK) LLP is acting as legal adviser to Codemasters.

Important notices relating to financial advisers

UBS AG London Branch (“UBS”) is authorised and regulated by the Financial Market Supervisory Authority in Switzerland. It is authorised by the PRA and subject to regulation by the FCA and limited regulation by the PRA in the United Kingdom. UBS AG London Branch is acting as financial adviser to EA and no one else in connection with the Acquisition. In connection with such matters, UBS AG London Branch, its affiliates and their respective directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to any other person for providing the protections afforded to their clients or for providing advice in relation to the Acquisition, the contents of this announcement or any other matter referred to herein.

Jefferies, which is authorised and regulated in the United Kingdom by the Financial Conduct Authority, is acting exclusively for Codemasters as financial adviser and for no one else in connection with the matters set out in this Announcement and will not regard any other person as its client in relation to the matters referred to in this Announcement and will not be responsible to anyone other than Codemasters for providing the protections afforded to its clients or for providing advice in relation to the Acquisition or any other matter or arrangement referred to in this Announcement. Neither Jefferies, nor any of its affiliates, owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Jefferies in connection with this Announcement, any statement contained herein or otherwise.

Liberum, which is authorised and regulated in the United Kingdom by the Financial Conduct Authority, is acting exclusively for Codemasters as nominated adviser and broker and for no one else in connection with the matters set out in this Announcement and will not regard any other person as its client in relation to the matters referred to in this Announcement and will not be responsible to anyone other than Codemasters for providing the protections afforded to its clients or for providing advice in relation to the Acquisition or any other matter or arrangement referred to in this Announcement. Neither Liberum, nor any of its affiliates, owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Liberum in connection with this Announcement, any statement contained herein or otherwise.

Further Information

This Announcement is for information purposes only and is not intended to and does not constitute, or form any part of, an offer to sell or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise.

The Acquisition will be subject to English law and to the applicable requirements of the Code, the Panel, the AIM Rules, the London Stock Exchange and the FCA.

The Acquisition will be made solely by the Scheme Document, which will contain the full terms and conditions of the Acquisition, including details of how to vote in respect of the Scheme. Any voting decision or response in relation to the Acquisition should be made solely on the basis of the Scheme Document. Codemasters Shareholders are advised to read the formal documentation in relation to the Acquisition carefully once it has been published. Each Codemasters Shareholder is urged to consult his or her independent professional adviser regarding the tax consequences of the Acquisition.

The Scheme Document (including notices of the Court Meeting and the General Meeting), together with the relevant Forms of Proxy, will be published as soon as practicable and in any event within 28 days of this Announcement (unless otherwise agreed with the Panel).

This Announcement does not constitute a prospectus or a prospectus equivalent document.

This Announcement has been prepared for the purpose of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside England.

Overseas shareholders

The release, publication or distribution of this Announcement in jurisdictions other than the United Kingdom may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom (including Restricted Jurisdictions) should inform themselves about, and observe, any applicable legal or regulatory requirements. In particular, the ability of persons who are not resident in the United Kingdom or who are subject to the laws of another jurisdiction to vote their Codemasters Shares at the Court Meeting and/or the General Meeting, or to execute and deliver Forms of Proxy appointing another to vote at the Court Meeting and/or the General Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located or to which they are subject. Any failure to comply with applicable legal or regulatory requirements of any jurisdiction may constitute a violation of securities laws in that jurisdiction.

The Acquisition will not be made, directly or indirectly, in or into or by use of the mails or any other means or instrumentality (including, without limitation, telephonic or electronic) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of, a Restricted Jurisdiction, and the Acquisition will not be capable of acceptance by any such use, means, instrumentality or facility or from within a Restricted Jurisdiction.

Copies of this Announcement and any formal documentation relating to the Acquisition are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction or any jurisdiction where to do so would constitute a violation of the laws or regulations of such jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in or into or from any Restricted Jurisdiction. Doing so may render invalid any related purported vote in respect of the Acquisition.

Further details in relation to Codemasters Shareholders in overseas jurisdictions will be contained in the Scheme Document.

Notice to US investors in Codemasters

The Acquisition relates to the shares of an English incorporated company and is being made by way of a scheme of arrangement provided for under Part 26 of the Companies Act. The Acquisition, implemented by way of a scheme of arrangement, is not subject to the tender offer rules or the proxy solicitation rules under the US Exchange Act. Accordingly, the Acquisition is subject to the disclosure requirements and practices applicable to a scheme of arrangement involving a company in England listed on the London Stock Exchange, which differ from the disclosure requirements of US tender offer and proxy solicitation rules. If, in the future, Bidco exercises its right to implement the Acquisition by way of an Offer and determines to extend the Offer into the United States, the Acquisition will be made in compliance with applicable US laws and regulations.

The financial information included in this Announcement has been prepared in accordance with International Financial Reporting Standards (as adopted by the European Union) and thus may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with US generally accepted accounting principles.

It may be difficult for US Codemasters Shareholders to enforce their rights and any claim arising out of the US federal securities laws, because Codemasters is located in a non-US country, and some or all of its officers and directors are residents of a non-US country. US Codemasters Shareholders may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgment.

US Codemasters Shareholders also should be aware that the Acquisition contemplated herein may have tax consequences in the US and, that such consequences, if any, are not described herein US Codemasters Shareholders are urged to consult with legal, tax and financial advisers in connection with making a decision regarding the Acquisition.

Forward Looking Statements

This Announcement contains certain forward-looking statements with respect to EA, Codemasters and the Combined Group. Statements including words such as “anticipate,” “believe,” “expect,” “intend,” “estimate,” “plan,” “predict,” “seek,” “goal,” “will,” “may,” “likely,” “should,” “could” (and the negative of any of these terms), “future” and similar expressions also identify forward-looking statements. In addition, any statements that refer to projections of future financial performance or prospects, business and economic trends, markets projections, future capital expenditure, earnings, revenues, expenditure, losses, synergies, dividends, uncertain events and assumptions and other characterisations of future events or circumstances may be forward-looking statements. These forward looking statements are not guarantees of future performance and reflect the relevant management’s current expectations. Actual results could differ materially from those discussed in the forward-looking statements and there are a number of factors which could cause actual results, development and outcomes to differ materially from those expressed in, or implied by such forward-looking statements and therefore such forward-looking statements are qualified in their entirety by the risks and uncertainties that apply to them. Many of these risks and uncertainties relate to factors beyond EA’s and/or Codemasters’ control and include but are not limited to, general business and market conditions (globally and locally), political, economic and regulatory influences, industry trends and competition, future interest and foreign exchange rates, changes in government and regulation (including health and safety and environmental), employment and labour relations, tax rates and any future business acquisitions, combinations or disposals. These forward-looking statements speak only as of the date of this Announcement. All subsequent oral or written forward-looking statements attributable to EA, Codemasters and/or the Combined Group or any of their respective associates, directors, officers, employees or advisers, are expressly qualified in their entirety by the cautionary statement above. Neither EA nor Codemasters, nor any member of the EA Group or Codemasters Group, respectively, assumes any obligation to revise or update any forward-looking statement for any reason, except as required by law or regulation.

For a discussion of important factors which could cause actual results to differ from forward-looking statements in relation to Codemasters, refer to the annual report and accounts for the Codemasters Group for the financial year ended 31 March 2020 and the unaudited consolidated interim financial statements of Codemasters for the six months ended 30 September 2020.

EA’s latest Quarterly Report on Form 10-Q, as well as in other documents EA has filed with the U.S. Securities and Exchange Commission, including EA’s Annual Report on Form 10-K for the fiscal year ended 31 March 2020 contains additional information regarding forward-looking statements with respect to EA.

No profit forecasts, estimates or quantified financial benefits statements

No statement in this Announcement is intended as a profit forecast or estimate for any period or a quantified financial benefits statement and no statement in this Announcement should be interpreted to mean that earnings or earnings per ordinary share, for EA or Codemasters, respectively for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per ordinary share for EA or Codemasters, respectively.

Right to switch to an Offer

Bidco reserves the right to elect, with the consent of the Panel, to implement the Acquisition by way of an Offer for the entire issued and to be issued share capital of Codemasters as an alternative to the Scheme. In such an event, the Offer will be implemented on the same terms (subject to appropriate amendments), so far as applicable, as those which would apply to the Scheme and subject to the amendment referred to in Part C of Appendix I to this Announcement.

Publication on website

A copy of this Announcement and the documents required to be published pursuant to Rule 26.1 and Rule 26.2 of the Code will be made available (subject to certain restrictions relating to persons resident in Restricted Jurisdictions), free of charge, at www.ea.com/codemasters-group and www.codemasters.com/

investors/#electronic-arts by no later than 12.00 noon on the Business Day following the date of this Announcement.

Neither the contents of these websites nor the content of any other website accessible from hyperlinks on such websites is incorporated into, or forms part of, this Announcement.

Hard copy documents

In accordance with Rule 30.3 of the Code, a person so entitled may request a hard copy of this Announcement, free of charge, by contacting Link Market Services Limited, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU or by calling Link Market Services Limited on +44 (0) 371 664 0321. Calls are charged at the standard geographic rate and will vary by provider. Calls outside the United Kingdom will be charged at the applicable international rate. Lines are open between 9.00 a.m. to 5.30 p.m. (London time), Monday to Friday (excluding public holidays in England and Wales). For persons who receive a copy of this Announcement in electronic form or via a website notification, a hard copy of this Announcement will not be sent unless so requested. In accordance with Rule 30.3 of the Code, a person so entitled may also request that all future documents, announcements and information be sent to them in relation to the Acquisition should be in hard copy form.

Information relating to Codemasters Shareholders

Addresses, electronic addresses and certain other information provided by Codemasters Shareholders, persons with information rights and other relevant persons for the receipt of communications from Codemasters may be provided to EA and Bidco during the Offer Period as required under Section 4 of Appendix 4 of the Code to comply with Rule 2.11(c) of the Code.

Rounding

Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Disclosure Requirements of the Code

Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the Offer Period and, if later, following the announcement in which any securities exchange offeror is first identified.

An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th Business Day (as defined in the Code) following the commencement of the offer period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th Business Day (as defined in the Code) following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the Business Day (as defined in the Code) following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the Offer Period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel’s Market Surveillance Unit on +44(0)20 7638 0129.

APPENDIX I

CONDITIONS TO AND FURTHER TERMS OF THE ACQUISITION

Part A

Conditions to the Acquisition

1.    The Acquisition will be conditional upon the Scheme becoming unconditional and Effective, subject to the Code, by no later than 11.59 p.m. on the Long Stop Date.

Scheme approval

2.    The Scheme will be conditional upon:

(a)    (i)    its approval by a majority in number representing not less than 75 per cent. in value of the Codemasters Shareholders (or the relevant class or classes thereof, if applicable) in each case present, entitled to vote and voting, either in person or by proxy, at the Court Meeting and at any separate class meeting which may be required by the Court or at any adjournment of any such meeting; and

(ii)    the Court Meeting and any separate class meeting which may be required by the Court or any adjournment of any such meeting being held on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document in due course (or such later date, if any, as Bidco and Codemasters may agree and the Court may allow);

(b)    (i)    all resolutions necessary to approve and implement the Scheme being duly passed by the requisite majority or majorities at the General Meeting or at any adjournment of that meeting; and

(ii)    the General Meeting or any adjournment of that meeting being held on or before the 22nd day after the expected date of the General Meeting to be set out in the Scheme Document in due course (or such later date, if any, as Bidco and Codemasters may agree and the Court may allow); and

(c)    (i)    the sanction of the Scheme by the Court (with or without modification (but subject to any such modification being acceptable to Bidco and Codemasters)) and the delivery of a copy of the Court Order to the Registrar of Companies; and

(ii)    the Court Hearing being held on or before the 22nd day after the expected date of the Court Hearing to be set out in the Scheme Document in due course (or such later date, if any, as Bidco and Codemasters may agree and the Court may allow).

Other Conditions

3.    The Acquisition will also be conditional upon the following Conditions and, accordingly, the necessary actions to make the Scheme Effective will not be taken unless the following Conditions (as amended if appropriate) have been satisfied or, where capable of waiver, waived:

Competition law approvals

United Kingdom

(a)    by the time of the Court Sanction Hearing, and following Bidco having submitted a briefing note to the CMA in relation to the Acquisition, the CMA either:

(i)    having not opened a CMA Merger Investigation in relation to the Acquisition or any matters arising therefrom; or

(ii)    having opened a CMA Merger Investigation, the CMA having indicated in terms satisfactory to Bidco (acting reasonably) that the CMA does not intend to make a CMA Phase 2 Reference in connection with the Acquisition or any matters arising therefrom; provided that Bidco shall not be obliged to accept or offer any conditions and/or remedies in order to satisfy this Condition;

Germany

(b)    insofar as the Acquisition is required to be notified under the German merger control regime, the German Bundeskartellamt not deciding, within one month of the submission of a complete merger notification, to open an in-depth investigation of the Acquisition (Phase II); or, in case such in-depth investigation is opened, the German Bundeskartellamt deciding that the prohibition conditions under the German Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen, “GWB”) are not satisfied and the Acquisition is thus cleared or is deemed to be cleared pursuant to Section 40(2) 2nd sentence GWB, provided that Bidco shall not be obliged to accept or offer any conditions and/or remedies in order to satisfy this Condition;

Austria

(c)    the expiry of the applicable review period pursuant to Section 11 of the Austrian Cartel Act (Kartellgesetz 2005) without the Official Parties (Amtsparteien) having lodged an application for investigation (Prüfungsantrag) or, if such application for investigation has been lodged, the obtaining in writing of any final and binding statement or decision by the Austrian Cartel Court (Kartellgericht) to the effect that the Acquisition is not subject to Section 17 (Durchführungsverbot) of the Austrian Cartel Act (Kartellgesetz 2005), provided that Bidco shall not be obliged to accept or offer any conditions and/or remedies in order to satisfy this Condition;

National Security and Investment

(d)     no order issued by any Relevant Authority in the UK or other legal or regulatory restraint or prohibition preventing the completion of the Acquisition being in effect, and no applicable law having been enacted, entered or enforced by a governmental entity in the UK that makes the completion of the Acquisition illegal and/or invalid;

General third party clearances

(e)    the waiver (or non-exercise within any applicable time limits) by any relevant government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental or investigative body, court, trade agency, association, institution, any entity owned or controlled by any relevant government or state, or any other body or person whatsoever in any jurisdiction (each a “Third Party”) of any termination right, right of pre-emption, first refusal or similar right (which is material in the context of the Wider Codemasters Group or the Wider EA Group, in either case, taken as a whole) arising as a result of or in connection with the Acquisition including, without limitation, its implementation and financing or the proposed direct or indirect acquisition of any shares or other securities in, or control of, Codemasters by EA, Bidco or any member of the EA Group;

(f)    no Third Party having given notice of a decision to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference, or enacted, made or proposed any statute, regulation, decision or order, or having taken any other steps which would or might reasonably be expected to:

(i)    require, prevent or materially delay the divestiture, or materially alter the terms envisaged for any proposed divestiture by any member of the Wider EA Group or any member of the Wider Codemasters Group of all or any portion of their respective businesses, assets or property or impose any material limitation on the ability of any of them to conduct their respective businesses (or any of them) or to own any of their respective assets or properties or any part thereof which in any such case would be material in the context of the Wider Codemasters Group or Wider EA Group, in either case, taken as a whole;

(ii)    require, prevent or materially delay, or materially alter the terms envisaged for, any proposed divestiture by any member of the Wider EA Group of any shares or other securities in Codemasters;

(iii)    impose any material limitation on, or result in a delay in, the ability of any member of the Wider EA Group directly or indirectly to acquire or to hold or to exercise effectively, directly or indirectly, all or any rights of ownership in respect of shares or loans or securities convertible into shares or any other securities (or the equivalent) in any member of the Wider Codemasters Group or the Wider EA Group or to exercise management control over any such member, in each case, to an extent which is material in the context of the Wider Codemasters Group or the Wider EA Group, in either case, taken as a whole;

(iv)    otherwise adversely affect the business, assets, profits or prospects of any member of the Wider EA Group or of any member of the Wider Codemasters Group to an extent which is material in the context of the Wider EA Group or the Wider Codemasters Group, in either case taken as a whole;

(v)    make the Acquisition or its implementation or the acquisition or proposed acquisition by EA, Bidco or any member of the Wider EA Group of any shares or other securities in, or control of Codemasters void, illegal, or unenforceable under the laws of any relevant jurisdiction, or otherwise, directly or indirectly, materially restrain, restrict, prohibit, delay or otherwise interfere with the same, or impose material additional conditions or obligations with respect thereto, or otherwise challenge or interfere therewith;

(vi)    require (save as envisaged by the Acquisition) any member of the Wider EA Group or the Wider Codemasters Group to offer to acquire any shares or other securities (or the equivalent) or interest in any member of the Wider Codemasters Group or the Wider EA Group owned by any third party where such acquisition would be material in the context of the Wider Codemasters Group or, as the case may be, the Wider EA Group, in either case, taken as a whole;

(vii)    impose any limitation on the ability of any member of the Wider EA Group to integrate or co-ordinate its business, or any part of it, with the businesses or any part of the businesses of any other member of the Wider Codemasters Group which is adverse to and material in the context of the Wider Codemasters Group or the Wider EA Group, in either case, taken as a whole in the context of the Acquisition; or

(viii)    result in any member of the Wider Codemasters Group ceasing to be able to carry on business under any name under which it presently does so to an extent which is material in the context of the Wider Codemasters Group taken as a whole, and all applicable waiting and other time periods during which any such Third Party could institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or any other step under the laws of any jurisdiction in respect of the Acquisition or the acquisition or proposed acquisition of any Codemasters Shares having expired, lapsed or been terminated;

(g)    in addition to the competition law and national security and investment approvals referred to in Conditions (a) – (d) above, all necessary filings or applications having been made in connection with the Acquisition and all necessary statutory or regulatory obligations in any relevant jurisdiction having been complied with in connection with the Acquisition or the acquisition by any member of the Wider EA Group of any shares or other securities in, or control of, Codemasters and all authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions and approvals or the proposed acquisition of any shares or other securities in, or control of, Codemasters by any member of the Wider EA Group having been obtained in terms and in a form reasonably satisfactory to Bidco from all appropriate Third Parties or persons with whom any member of the Wider Codemasters Group has entered into contractual arrangements and all such authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions and approvals together with all authorisations orders, recognitions, grants, licences, confirmations, clearances, permissions and approvals necessary or appropriate to carry on the business of any member of the Wider Codemasters Group, in each case which is material in the context of the Wider EA Group or the Wider Codemasters Group as a whole, remaining in full force and effect and all material filings necessary for such purpose have been made and there being no notice or intimation of any intention to revoke or not to renew any of the same at the time at which the Acquisition becomes otherwise unconditional and all necessary statutory or regulatory obligations in any jurisdiction having been complied with;

Certain matters arising as a result of any arrangement, agreement etc.

(h)    except as Disclosed, there being no provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider Codemasters Group is a party or by or to which any such member or any of its assets are or may be bound, entitled or subject, which, in each case as a consequence of the Acquisition or the proposed acquisition of any shares or other securities in Codemasters or because of a change in the control or management of Codemasters or otherwise, would or would reasonably be expected to result in (in each case to an extent which is material in the context of the Wider Codemasters Group taken as a whole, or in the context of the Acquisition):

(i)    any monies borrowed by or any other indebtedness or liabilities (actual or contingent) of, or grant available to any such member, being or becoming repayable or capable of being declared repayable immediately or earlier than their or its stated maturity date or repayment date or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

(ii)    any such agreement, arrangement, licence, permit or instrument or the rights, liabilities, obligations or interests of any such member thereunder being terminated or adversely affected or any onerous obligation or liability arising or any adverse action being taken or arising thereunder;

(iii)    any assets or interests of any such member being or falling to be disposed of or charged or ceasing to be available to any such member or any right arising under which any such asset or interest could be required to be disposed of or charged or could cease to be available to any such member other than in the ordinary course of business;

(iv)    other than in the ordinary course of business, the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member;

(v)    the rights, liabilities, obligations or interests of any such member in, or the business of any such member with, any person, firm or body (or any arrangement or arrangements relating to any such interest or business) being terminated, adversely modified or adversely affected;

(vi)    the value of any such member or its financial or trading position or prospects being prejudiced or adversely affected;

(vii)    any such member ceasing to be able to carry on business under any name under which it presently does so;

(viii)    the creation of any liability, actual or contingent, by any such member, other than trade creditors or other liabilities incurred in the ordinary course of business; or

(ix)    other than in the ordinary course of business, any liability of any such member to make any severance, termination, bonus or other payment to any of its directors or other officers,

and no event having occurred which, under any provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider Codemasters Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, would or might reasonably be expected to result in any of the events or circumstances as are referred to in sub-paragraphs (i) to (ix) of this Condition (h), in each case which is or would be material in the context of the Wider Codemasters Group taken as a whole;

No material transactions, claims or changes in the conduct of the business of the Codemasters Group

(i)    except as Disclosed, no member of the Wider Codemasters Group having, since 31 March 2020:

(i)    save as between Codemasters and wholly-owned subsidiaries of Codemasters or for Codemasters Shares issued pursuant to the exercise of options or vesting of awards granted under the Codemasters Share Schemes, issued, authorised or proposed the issue of additional shares of any class;

(ii)    save as between Codemasters and wholly-owned subsidiaries of Codemasters or for the grant of options and awards under the Codemasters Share Schemes, issued or agreed to issue, authorised or proposed the issue of securities convertible into shares of any class or rights, warrants or options to subscribe for, or acquire, any such shares or convertible securities;

(iii)    other than to another member of the Codemasters Group, recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution whether payable in cash or otherwise which is material in the context of the Wider Codemasters Group taken as a whole;

(iv)    save for intra-Codemasters Group transactions, merged or demerged with any body corporate or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any right, title or interest in any asset (including shares and trade investments) or authorised or proposed or announced any intention to propose any merger, demerger, acquisition or disposal, transfer, mortgage, charge or security interest, in each case, other than in the ordinary course of business;

(v)    save for intra-Codemasters Group transactions, made or authorised or proposed or announced an intention to propose any material change in its loan capital, in each case, other than in the ordinary course of business;

(vi)    issued, authorised or proposed the issue of any debentures or (save for intra-Codemasters Group transactions), save in the ordinary course of business, incurred or increased any indebtedness or become subject to any liability (actual or contingent);

(vii)    purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or made any other change to any part of its share capital;

(viii)    implemented, or authorised, proposed or announced its intention to implement, any reconstruction, amalgamation, scheme, commitment or other transaction or arrangement otherwise than in the ordinary course of business or entered into or changed the terms of any contract with any director or senior executive;

(ix)    entered into or varied or authorised, proposed or announced its intention to enter into or vary any contract, transaction or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, onerous or unusual nature or magnitude or which is or could be restrictive on the businesses of any member of the Wider Codemasters Group or the Wider EA Group or which involves an obligation of such a nature or magnitude or which is other than in the ordinary course of business and which, in any such case, is material in the context of the Wider Codemasters Group or the Wider EA Group, in each case, taken as a whole;

(x)    (other than in respect of a member of the Wider Codemasters Group which is dormant and was solvent at the relevant time) taken any corporate action or had any legal proceedings started or threatened against it for its winding-up, dissolution or reorganisation or for the appointment of a receiver, administrative receiver, administrator, trustee or similar officer of all or any of its assets or revenues or any analogous proceedings in any jurisdiction or had any such person appointed, in each case, which is material in the context of the Wide Codemasters Group taken as a whole;

(xi)    waived or compromised any claim otherwise than in the ordinary course of business and which is material in the context of the Wider Codemasters Group taken as a whole;

(xii)    entered into any contract, commitment, arrangement or agreement otherwise than in the ordinary course of business or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced any intention to, or to propose to, effect any of the transactions, matters or events referred to in this Condition (i) and which is material in the context of the Wider Codemasters Group taken as a whole;

(xiii)    having made or agreed or consented to any significant change to:

(A)    the terms of the trust deeds constituting the pension scheme(s) established by any member of the Wider Codemasters Group for its directors, employees or their dependents;

(B)    the contributions payable to any such scheme(s) or to the benefits which accrue or to the pensions which are payable thereunder;

(C)    the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined; or

(D)    the basis upon which the liabilities (including pensions) of such pension schemes are funded, valued or made, in each case, to the extent which is material in the context of the Wider Codemasters Group taken as a whole;

(xiv)    proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme or other benefit relating to the employment or termination of employment of any person employed by the Wider Codemasters Group and in each case which is material in the context of the Wider Codemasters Group taken as a whole; or

(xv)    except with the agreement of Bidco, having taken (or agreed or proposed to take) any action which requires, or would require, the consent of the Panel or the approval of Codemasters Shareholders in a general meeting in accordance with, or as contemplated by, Rule 21.1 of the Code;

No adverse change, litigation or regulatory enquiry

(j)    except as Disclosed, since 31 March 2020:

(i)    no adverse change or deterioration having occurred in the business, assets, financial or trading position or profits or prospects of any member of the Wider Codemasters Group which is material in the context of the Wider Codemasters Group taken as a whole;

(ii)    no litigation, arbitration proceedings, prosecution or other legal or regulatory proceedings to which any member of the Wider Codemasters Group is or may become a party (whether as a plaintiff, defendant or otherwise) and no investigation by any Third Party against or in respect of any member of the Wider Codemasters Group having been instituted, announced or threatened by or against or remaining outstanding in respect of any member of the Wider Codemasters Group which is material in the context of the Wider Codemasters Group taken as a whole;

(iii)    no contingent or other liability having arisen or become apparent to Bidco (other than in the ordinary course of business) which would be likely to materially and adversely affect any member of the Wider Codemasters Group, taken as a whole;

(iv)    no steps having been taken which are likely to result in the withdrawal, cancellation, termination or modification of any licence held by any member of the Wider Codemasters Group which is necessary for the proper carrying on of its business; and

(v)    no member of the Wider Codemasters Group having conducted its business in breach of any applicable laws and regulations which in any case is material in the context of the Wider Codemasters Group taken as a whole or material in the context of the Acquisition;

No discovery of certain matters

(k)    except as Disclosed, Bidco not having discovered:

(i)    that any financial, business or other information concerning the Wider Codemasters Group as contained in the information publicly disclosed at any time by or on behalf of any member of the Wider Codemasters Group is misleading, contains a material misrepresentation of fact or omits to state a fact necessary to make that information not misleading; or

(ii)    that any member of the Wider Codemasters Group is subject to any liability (actual or contingent) which is not disclosed in the annual report and accounts of Codemasters for the financial year ended 31 March 2020 or in the unaudited consolidated interim financial statements of Codemasters for the six months ended 30 September 2020,

in each case, to the extent which is material in the context of the Wider Codemasters Group taken as a whole;

(l)    except as Disclosed, Bidco not having discovered that:

(i)    any past or present member of the Wider Codemasters Group has failed to comply in any material respect with any or all applicable legislation or regulations, of any jurisdiction with regard to the use, storage, carriage, disposal, spillage, release, discharge, leak or emission of any waste or hazardous substance or any substance likely to impair materially the environment (including property) or harm human health or animal health or otherwise relating to environmental matters or the health and safety of humans, or that there has otherwise been any such storage, carriage, disposal, spillage, release, discharge, leak or emission (whether or not the same constituted a non-compliance by any person with any such legislation or regulations, and wherever the same may have taken place) any of which storage, carriage, disposal, spillage, release, discharge, leak or emission would be likely to give rise to any material liability (actual or contingent) on the part of any member of the Wider Codemasters Group; or

(ii)    there is, or is reasonably likely to be, for that or any other reason whatsoever, any material liability (actual or contingent) of any past or present member of the Wider Codemasters Group to make good, repair, reinstate or clean up any property now or previously owned, occupied, operated or made use of or controlled by any such past or present member of the Wider Codemasters Group, under any environmental legislation, regulation, notice, circular or order of any government, governmental, quasi-governmental, state or local government, supranational, statutory or other regulatory body, agency, court, association or any other person or body in any jurisdiction; or

Anti-corruption, sanctions and criminal property

(m)    save as Disclosed, Bidco not having discovered that:

(i)    any past or present member, director, officer or employee of the Wider Codemasters Group is or has at any time engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010, the US Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption legislation or any person that performs or has performed services for or on behalf of the Wider Codemasters Group is or has at any time engaged in any activity, practice or conduct in connection with the performance of such services which would constitute an offence under the Bribery Act 2010, the US Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption legislation; or

(ii)    any asset of any member of the Wider Codemasters Group constitutes criminal property as defined by section 340(3) of the Proceeds of Crime Act 2002 (but disregarding paragraph (b) of that definition); or

(iii)    any past or present member, director, officer or employee of the Codemasters Group, or any other person for whom any such person may be liable or responsible, has engaged in any business with, made any investments in, made any funds or assets available to or received any funds or assets from: (a) any government, entity or individual in respect of which US or European Union persons, or persons operating in those territories, are prohibited from engaging in activities or doing business, or from receiving or making available funds or economic resources, by US or European Union laws or regulations, including the economic sanctions administered by the US Office of Foreign Assets Control, or HM Treasury in the UK; or (b) any government, entity or individual targeted by any of the economic sanctions of the United Nations, the US, the European Union or any of its member states; or

(iv)    no member of the Codemasters Group being engaged in any transaction which would cause EA or Bidco to be in breach of any law or regulation upon its acquisition of Codemasters, including the economic sanctions of the US Office of Foreign Assets Control, or HM Treasury & Customs in the UK, or any government, entity or individual targeted by any of the economic sanctions of the United Nations, the US, the European Union or any of its member states, in each case, to the extent which is material in the context of the Wider Codemasters Group taken as a whole.

Part B

Waiver and Invocation of the Conditions

1.    Subject to the requirements of the Panel in accordance with the Code, Bidco reserves the right to waive, in whole or in part, all or any of the Conditions in Part A above, except for Conditions 2(a)(i), 2(b)(i) and 2(c)(i) (Scheme Approval), which cannot be waived.

2.    The Acquisition will be subject to the satisfaction (or waiver, if permitted) of the Conditions in Part A above, and to certain further terms set out in Part D below, and to the full terms and conditions which will be set out in the Scheme Document.

3.    Conditions 2(a)(i), 2(b)(i) and 3(a) to (m) (inclusive) must be fulfilled, determined by Bidco to be or to remain satisfied or (if capable of waiver) waived, by no later than 11.59 p.m. on the date immediately preceding the date of the Court Hearing, failing which the Acquisition will lapse. Bidco shall be under no obligation to waive or treat as satisfied any of Conditions 3(a) to (m) (inclusive) by a date earlier than the latest date specified above for the fulfilment or waiver thereof, notwithstanding that the other Conditions to the Acquisition may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.

4.    Under Rule 13.5 of the Code, Bidco may not invoke a Condition so as to cause the Acquisition not to proceed, to lapse or be withdrawn, unless the circumstances which give rise to the right to invoke the Condition are of material significance to Bidco in the context of the Acquisition. Conditions 1, 2 and 3(a) of Part A (and, if applicable, any acceptance condition adopted on the basis specified in paragraph 2 of Part C below in relation to any Offer) are not subject to this provision of the Code.

Part C

Implementation by way of an Offer

1.    Bidco reserves the right to elect, with the consent of the Panel, to implement the Acquisition by way of an Offer as an alternative to the Scheme.

2.    In such event, such Offer will be implemented on the same terms and conditions, so far as applicable, as those which would apply to the Scheme subject to appropriate amendments to reflect the change in method of effecting the Offer, including (without limitation) the inclusion of an acceptance condition set at 90 per cent. of the Codemasters Shares to which the Offer relates or such lesser percentage as Bidco, with the consent of the Panel, decides, being in any case more than 50 per cent. of the Codemasters Shares to which the Offer relates.

Part D

Certain further terms of the Acquisition

1.    The Acquisition will lapse if the Acquisition constitutes a concentration with an EU dimension within the scope of Council Regulation (EC) 139/2004 and the European Commission either initiates proceedings under Article 6(1)(c) or makes a referral under Article 9(1)(c) to a competent authority in the United Kingdom and there is then a CMA Phase 2 Reference, in either case before the date of the Meetings.

2.    The Acquisition will lapse if it comes within the statutory provisions for a possible CMA Phase 2 reference and there is a CMA Phase 2 Reference before the date of the Meetings.

3.    The Acquisition will lapse if the Scheme does not become effective by 11.59 p.m. on the Long Stop Date.

4.    The availability of the Acquisition to persons not resident in the UK may be affected by the laws of the relevant jurisdictions. Persons who are not resident in the UK should inform themselves about, and observe, any applicable requirements. Codemasters Shareholders who are in any doubt about such matters should consult an appropriate independent professional adviser in the relevant jurisdiction without delay and observe any applicable requirements.

5.    This Acquisition will be governed by English law and be subject to the jurisdiction of the English courts and to the Conditions set out in the Scheme Document. The Acquisition will comply with the applicable rules and regulations of the FCA, the London Stock Exchange, the AIM Rules and the Code.

6.    Each of the Conditions shall be regarded as a separate Condition and shall not be limited by reference to any other Condition.

7.    The Codemasters Shares will be acquired by Bidco with full title guarantee, fully paid and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and any other third party rights or interests whatsoever and together with all rights existing at the date of this Announcement or thereafter attaching thereto, including (without limitation) the right to receive and retain, in full, all dividends and other distributions (if any) declared, made or paid or any other return of capital (whether by way of reduction of share capital or share premium account or otherwise) made on or after the Effective Date in respect of the Codemasters Shares.

8.    If any dividend or other distribution is announced, declared, made or paid in respect of the Codemasters Shares on or after the date of this Announcement and prior to the Effective Date, Bidco reserves the right to reduce the consideration payable in respect of each Codemasters Share by the amount of all or part of any such dividend or other distribution. If Bidco exercises this right to make such a reduction in respect of a dividend or distribution, Codemasters Shareholders will be entitled to receive and retain that dividend or other distribution.

9.    If EA or Bidco is required by the Panel to make an offer for Codemasters pursuant to Rule 9 of the Code, EA or Bidco may make such alterations to any of the above Conditions and terms of the Acquisition as are necessary to comply with the provisions of the Code.

APPENDIX II

SOURCES OF INFORMATION AND BASES OF CALCULATION

1.    As at 11 December 2020 (being the last practicable date prior to the date of this Announcement), Codemasters had 152,457,485 Codemasters Shares in issue.

2.    The fully diluted share capital of Codemasters of 156,387,730 Codemasters Shares is calculated on the basis of:

(a)    the number of issues Codemasters Shares set out in paragraph 1 above; and

(b)    an additional 3,930,245 Codemasters Shares which, as at 11 December 2020 (being the last practicable date prior to the date of this Announcement), may be issued upon the exercise of outstanding options granted under the Codemasters Share Schemes.

3.    The value of the Acquisition is based upon the consideration of 604 pence for each Codemasters Share multiplied by the fully diluted share capital of Codemasters set out in paragraph 2 above.

4.    Unless otherwise stated, financial information concerning Codemasters has been extracted from the annual report and accounts of Codemasters for the financial year ended 31 March 2020.

5.    Unless otherwise stated, all prices for Codemasters Shares are the Closing Price derived from the Daily Official List of the London Stock Exchange.

6.    Volume-weighted average prices have been derived from S&P Capital IQ and have been rounded to the nearest one decimal place.

7.    Exchange rates have been derived from Factset and have been rounded to the nearest two decimal places.

APPENDIX III

DEFINITIONS

The following definitions apply throughout this Announcement, unless the context otherwise requires :

“Acquisition”	the proposed recommended cash acquisition by Bidco of the entire issued and to be issued ordinary share capital of Codemasters, to be implemented by way of the Scheme as described in this Announcement (or by an Offer under certain circumstances described in this Announcement), and, where the context permits, any subsequent revision, variation, extension or renewal thereof

“AIM”	AIM, the market of that name operated by the London Stock Exchange
“AIM Rules”	the ‘AIM Rules for Companies’ as published by the London Stock Exchange (as amended from time to time)
“Announcement”	this announcement made in accordance with and pursuant to Rule 2.7 of the Code
“Bidco”	Codex Games Limited, a private limited company incorporated in England and Wales with registered number 13072037 and an indirect subsidiary of EA
“Business Day”	a day (other than a Saturday, Sunday, public or bank holiday) on which banks are generally open for business in London and California, USA
“Closing Price”	the closing middle market quotation of a share derived from the Daily Official List of the London Stock Exchange

“CMA”	the UK Competition and Markets Authority (or any successor body or bodies carrying out the same functions in the United Kingdom from time to time)
“CMA Merger Investigation”	an investigation by the CMA (on its own initiative or following the submission of a merger notice) to decide whether to make a CMA Phase 2 Reference
“CMA Phase 2 Reference”	a reference pursuant to section 33 of the Enterprise Act 2002 to the chair of the CMA for the constitution of a group under Schedule 4 to the Enterprise and Regulatory Reform Act 2013
“Code”	the City Code on Takeovers and Mergers
“Codemasters”	Codemasters Group Holdings plc, a public limited company incorporated in England and Wales with registered number 06123106
“Codemasters Board”	the board of directors of Codemasters
“Codemasters Directors”	the directors of Codemasters as at the date of this Announcement or, where the context so requires, the directors of Codemasters from time to time
“Codemasters ESOP”	the Codemasters Employee Share Option Plan
“Codemasters Group”	Codemasters and its subsidiary undertakings and associated undertakings
“Codemasters LTIP”	the Codemasters Long Term Incentive Plan
“Codemasters NED Plan”	the Codemasters Non-Executive Director Plan

“Codemasters Share Schemes”	(a) the Codemasters ESOP; (b) the Codemasters LTIP; (c) the Codemasters NED Plan; and (d) the option in respect of 210,000 Codemasters Shares granted to Lisa Thomas on 23 November 2020
“Codemasters Shareholders”	the holders of Codemasters Shares from time to time
“Codemasters Shares”	the ordinary shares of £0.01 each in the capital of Codemasters
“Combined Group”	the combined group following the Acquisition, comprising the EA Group and the Codemasters Group
“Companies Act”	the Companies Act 2006
“Conditions”	the conditions to the Acquisition set out in Part A of Appendix I and to be set out in the Scheme Document and “Condition” means such one or more of them as the context requires
“Confidentiality Agreement”	the confidentiality agreement between EA and Codemasters dated 24 November 2020, as described in Section 11 of this Announcement
“Co-operation Agreement”	the co-operation agreement between EA, Bidco and Codemasters dated 14 December 2020, as described in Section 11 of this Announcement
“Court”	the High Court of Justice in England and Wales
“Court Hearing”	the hearing of the Court at which Codemasters will seek the Court Order

“Court Meeting”	the meeting or meetings of Codemasters Shareholders to be convened by the Court pursuant to Part 26 of the Companies Act for the purpose of considering and, if thought fit, approving the Scheme (with or without amendment approved or imposed by the Court and agreed to by Bidco and Codemasters) including any adjournment, postponement or reconvention of any such meeting, notice of which shall be contained in the Scheme Document

“Court Order”	the order of the Court sanctioning the Scheme under section 899 of the Companies Act
“CREST”
the relevant system (as defined in the Uncertificated Securities Regulations 2001 (SI 2001/3755) (the “Regulations”)) in respect of which Euroclear UK & Ireland Limited is the Operator (as defined in the Regulations)

“Disclosed”
the information which has been fairly disclosed: (i) in the information made available to EA (or advisers to EA) in the data room operated by Intralinks and established by Codemasters for the purposes of the Acquisition prior to 7.30pm on 11 December 2020; (ii) in Codemasters’ annual report and accounts for the financial year ended 31 March 2020 and the unaudited consolidated interim financial statements for the six months ended 30 September 2020; (iii) in Codemasters’ AIM admission document dated 29 May 2018; (iv) by or on behalf of the Codemasters Group or its advisers to EA or its advisers prior to the date of this Announcement; (v) in a public announcement by Codemasters prior to the date of this Announcement by way of any Regulatory Information Service; or (vi) in this Announcement

“EA”	Electronic Arts Inc., a company incorporated in Delaware, USA with its registered office at 209 Redwood Shores Parkway, Redwood City, CA 94065 USA
“EA Group”	EA and its subsidiary undertakings and associated undertakings

“EA RSUs”	restricted stock units granted with respect to EA shares of common stock of US$0.01 par value
“Effective”	means: (i) if the Acquisition is implemented by way of the Scheme, the Scheme having become effective in accordance with its terms; or (ii) if the Acquisition is implemented by way of an Offer, the Offer having been declared or become wholly unconditional in accordance with the requirements of the Code

“Effective Date”	the date on which the Acquisition becomes Effective
“FCA”	the UK Financial Conduct Authority
“Forms of Proxy”	either or both (as the context requires) of the forms of proxy in connection with each of the Court Meeting and the General Meeting, which shall accompany the Scheme Document
“FSMA”	the Financial Services and Markets Act 2000
“GAAP”	Generally Accepted Accounting Principles
“General Meeting”	the general meeting of Codemasters Shareholders (including any adjournment thereof) to be convened for the purpose of considering and, if thought fit, approving the shareholder resolutions necessary to enable Codemasters to implement the Acquisition, notice of which shall be contained in the Scheme Document

“Jefferies”	Jefferies International Limited, financial adviser to Codemasters
“Liberum”	Liberum Capital Limited, nominated adviser and corporate broker to Codemasters

“London Stock Exchange”	London Stock Exchange plc
“Long Stop Date”	30 June 2021 or such later date as EA, Bidco and Codemasters may agree
“MAR”	the EU Market Abuse Regulation (EU) No 596/2014 of the European Parliament and the Council of 16 April 2014
“Meetings”	the Court Meeting and the General Meeting
“Offer”	if the Acquisition is implemented by way of a takeover offer (as that term is defined in section 974 of the Companies Act), the offer to be made by or on behalf of EA, Bidco or an association undertaking thereof, to acquire the entire issued and to be issued ordinary share capital of Codemasters including, where the context admits, any subsequent revision, variation, extension or renewal of such offer

“Offer Period”
the period commencing on 6 November 2020 (being the date that Take-Two’s possible interest in an offer for Codemasters was announced) and ending on:

(a)    the earlier of the date on which the Scheme becomes Effective or lapses or is withdrawn (or such other date as the Panel may decide); or

(b)    the earlier of the date on which the Offer has become of has been declared unconditional as to acceptances or lapses or is withdrawn (or such other date as the Panel may decide),

in each case other than where such lapsing or withdrawal is a result of Bidco exercising its right to implement the Acquisition by way of an Offer

“Official List”	the official list maintained by the FCA pursuant to Part 6 of FSMA

“Opening Position Disclosure”	has the meaning given to it in Rule 8 of the Code
“Panel”	the UK Panel on Takeovers and Mergers
“Registrar of Companies”	the Registrar of Companies in England and Wales
“Regulatory Information Service”	a primary information provider (as defined in the FCA’s Handbook of Rules and Guidance), or an incoming information society service that has its establishment in an EEA State other than the UK and that disseminates regulated information in accordance with the minimum standards set out in Article 12 of Commission Directive implementing Directive 2004/109/EC

“Relevant Authority”	any central bank, ministry, governmental, quasigovernmental, supranational (including the European Union), statutory, regulatory or investigative body, authority or tribunal (including any national or supranational antitrust, competition or merger control authority, any sectoral ministry or regulator and any foreign investment review body), national, state, municipal or local government (including any subdivision, court, tribunal, administrative agency or commission or other authority thereof), any entity owned or controlled by them, any private body exercising any regulatory, taxing, importing or other authority, trade agency, association, institution or professional or environmental body in any jurisdiction

“Restricted Jurisdiction”	any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Acquisition is sent or made available to Codemasters Shareholders in that jurisdiction

“Scheme”	the proposed scheme of arrangement under Part 26 of the Companies Act between Codemasters and Codemasters Shareholders to implement the Acquisition to be set out in the Scheme Document, with or subject to any modification, addition or condition approved or imposed by the Court and agreed to by EA, Bidco and Codemasters

“Scheme Document”	the document to be dispatched to (amongst others) Codemasters Shareholders including the particulars required by section 897 of the Companies Act
“Scheme Record Time”	the time and date to be specified as such in the Scheme Document, expected to be 6.00 p.m. on the Business Day immediately preceding the Effective Date, or such other time as EA, Bidco and Codemasters may agree

“significant interest”	a direct or indirect interest in 20 per cent. or more of the total voting rights conferred by the equity share capital (as defined in section 548 of the Companies Act)
“Slightly Mad Studios” or “SMS”	Slightly Mad Studios Pte Limited
“Take-Two”	Take-Two Interactive Software, Inc.
“Take-Two Offer”	the cash and shares offer by Take-Two to acquire the issued and to be issued share capital of Codemasters announced on 10 November 2020
“UBS”	UBS AG London Branch, financial adviser to EA and Bidco
“UK” or “United Kingdom”	the United Kingdom of Great Britain and Northern Ireland

“US” or “United States”	the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia
“US Exchange Act”	the US Securities Exchange Act 1934
“Voting Record Time”	the time and date to be specified in the Scheme Document by reference to which entitlement to vote at the Court Meeting will be determined, expected to be 6.00 p.m. on the day which is two days prior to the Court Meeting or any adjournment thereof (as the case may be), in each case excluding any day that is not a Business Day

“Wider EA Group”	EA and its subsidiary undertakings, associated undertakings and any other undertaking in which EA or such undertakings (aggregating their interests) have a significant interest (in each case, from time to time) but excluding the Wider Codemasters Group

“Wider Codemasters Group”	Codemasters and its subsidiary undertakings, associated undertakings and any other undertaking in which Codemasters or such undertakings (aggregating their interests) have a significant interest (in each case, from time to time) but excluding the Wider EA Group

All references to GBP, pence, Sterling, Pounds, Pounds Sterling, p or £ are to the lawful currency of the United Kingdom. All references to USD, $, US$, US dollars, United States dollars and cents are to the lawful currency of the United States of America.

All references to statutory provision or law or to any order or regulation shall be construed as a reference to that provision, law, order or regulation as extended, modified, amended, replaced or re-enacted from time to time and all statutory instruments, regulations and orders from time to time made thereunder or deriving validity therefrom.

All the times referred to in this Announcement are London times unless otherwise stated.

References to the singular include the plural and vice versa.
All references to “subsidiary”, “subsidiary undertaking”, “undertaking” and “associated undertaking” have the respective meanings given to them in the Companies Act.